EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 19, 2009 between Protective Products of America, Inc., a Delaware corporation (the “Company”), and R. Patrick Caldwell (the “Executive”).

WHEREAS, the Company desires to employ the Executive to serve as Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1.

Employment.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.  The term of employment of the Executive by the Company pursuant to this Agreement shall commence on July 18, 2009 (the “Effective Date”) and, unless earlier terminated pursuant to Section 4 hereof, shall end on the third anniversary of the Effective Date (the “Initial Term”); provided that the term of this Agreement shall be extended automatically for one additional year as of each anniversary of the Effective Date, commencing with the second anniversary of the Effective Date, unless no later than 90 days prior to any such renewal date either the Board of Directors of the Company (the “Board”), on behalf of the Company, or the Executive gives written notice to the other that the term of this Agreement shall not be so extended.  The Initial Term and any extension of the Initial Term pursuant to this Section 1 shall be referred to herein as the “Employment Period.”

2.

Position and Duties; Responsibilities; Board Service.  (a)  Position and Duties. The Company shall employ the Executive during the Employment Period as its Chief Executive Officer.  The Executive shall report to the Board.  During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries.  The Executive may engage in charitable, civic or community activities, manage his personal investments and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service do not materially interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof.

(b)

Responsibilities.  Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the management, operation and overall conduct of the business of the Company.  The Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

(c)

Board Service.  On the Effective Date, the Executive will be appointed as a member of the Board in the class with the term expiring at the annual meeting held in 2011.

3.

Compensation.  (a)  Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $300,000 per annum, payable in accordance with the Company’s executive payroll policy.  Such base salary shall be reviewed annually, and shall be subject to such increases and decreases, if any, as determined by the Compensation Committee of the Board.  The Executive’s annual base salary in effect from time to time under this Section 3(a) is hereinafter referred to as “Base Salary.”

(b)

Annual Incentive Bonus.  The Executive shall be entitled to participate in the Company’s Senior Management Incentive Plan (the “Incentive Plan”) in accordance with the terms of such plan.  The target incentive bonus opportunity for the Executive under the Incentive Plan shall be 100% of base salary and may be modified at the discretion of the Compensation Committee of the Board.  The actual incentive bonus payable for any year shall be based upon objective criteria established and approved by the Compensation Committee of the Board

(c)

Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”).  The Executive shall be entitled to four (4) weeks of vacation in accordance with the Company’s vacation policy and to receive all fringe benefits and perquisites as are from time to time made generally available to senior executives of the Company.

(d)

Equity Award.  During the Employment Period, the Executive shall be eligible for long term equity award(s) granted in a manner and amount at the discretion of the Compensation Committee of the Board.

(e)

Expense Reimbursement.  The Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all reasonable proper expenses incurred by the Executive during the Employment Period in the performance of the Executive’s duties hereunder.  All such reimbursements are subject to periodic review and approval by the Board of Directors or its designee.

4.

Termination.  (a)  Death.  Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)

accrued Base Salary through and including the Executive’s date of death;

(ii)

the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s termination of employment occurs;

(iii)

prorated annual incentive bonus (based on the target bonus under the Incentive Plan or any successor plan for the fiscal year in which the Executive’s termination of employment occurs) through and including the Executive’s date of death;  and;

(iv)

other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

(b)

Disability.  The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period.  Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)

accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii)

the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s termination of employment occurs;

(iii)

prorated annual incentive bonus (based on the target bonus under the Incentive Plan  or any successor plan for the fiscal year in which the Executive’s termination of employment occurs) through and including the effective date of the Executive’s termination of employment; and

(iv)

other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board and reasonably acceptable to the Executive.  The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)

Cause.  (i)  The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon a date set forth in a written notice to the Executive (the “Cause Notice”).  The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.  No action(s) or inaction(s) will constitute Cause unless (A) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with his legal counsel and (B) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within five (5) days after receiving the Cause Notice. For the purposes of the foregoing, the Executive shall be deemed to have been allowed to appear with his legal counsel at a meeting of the members of the Board provided that the Executive has received notice of the meeting in accordance with the usual practice of the Company, notwithstanding the Executive  may choose not, or is unable for any reason, to attend such meeting.  If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(ii)

As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A)

any willful refusal by the Executive to follow lawful directives of the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(B)

the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(C)

any gross negligence or willful misconduct of the Executive resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

(D)

any material breach by the Executive of any one or more of the covenants contained in Section 6, 7 or 8 hereof; or

(E)

any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

(iii)

The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)

If the Company terminates the Executive’s employment for Cause, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iv) hereof.

(d)

Termination Without Cause.  The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c).  Any such termination shall be authorized by the Board.  If the Company terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)

the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof, inclusive; and

(ii)

a lump sum cash payment equal the sum of the Base Salary and the Prior Bonus (as defined below).

As used in this Agreement, the term “Prior Bonus” shall mean the average of the annual incentive bonus earned under the Incentive Plan or any comparable bonus earned under any successor plan (including any bonus earned and payable but not yet paid) for the last three full fiscal years (or such shorter period during which the Executive has been an employee of the Company); provided that, (x) if the Executive is not employed by the Company on December 31, 2010, the Prior Bonus for the 2010 fiscal year only shall be the target incentive bonus for such year and (y) if the Executive has been continuously employed by the Company through December 31, 2010, for purposes of calculating Prior Bonus, the Prior Bonus for the 2010 fiscal year shall be the incentive bonus for such year.

(e)

Voluntary Termination.  Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with the Company for any reason.  If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iv) hereof.

(f)

Termination for Good Reason.  (i)  Upon 30 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with Good Reason (as hereinafter defined).  If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A)

the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof, inclusive; and

(B)

a lump sum cash payment equal the sum of the Base Salary and the Prior Bonus.

(ii)

As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, any one or more of the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A)

the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(B)

any failure by the Company to comply with the provisions of Section 3 hereof; or

(C)

any other material breach by the Company of this Agreement.

(g)

Section 409A.  All references in this Agreement to the Executive’s termination of employment and to the end of the Employment Period shall mean a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding any other provision of this Agreement, if on the date that the Employment Period ends, (i) the Company is a publicly traded corporation and (ii) the Company determines that the Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent that any amount payable under this Agreement (A) is payable as a result of the separation of the Executive’s service, (B) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and (C) under the terms of this Agreement would be payable prior to the six-month anniversary of the date on which the Employment Period ends, such payment shall be delayed until the earlier of (1) the six-month anniversary of the date on which the Employment Period ends and (2) the death of the Executive.  Each amount payable under this Agreement as a result of the separation of the Executive’s service shall constitute a “separately identified amount” within the meaning of Treasury Regulation §1.409A-2(b)(2).  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code (“409A Penalties”).  In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.  Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code.

5.

Federal and State Withholding.  The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.

Noncompetition; Nonsolicitation.  (a)  General.  The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b)

Noncompetition.  The Executive agrees that during the period of the Executive’s employment with the Company and for a period of one (1) year thereafter (the “Noncompetition Period”), the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or being planned by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)

Nonsolicitation.  The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d)

Exceptions.  Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)

Reformation.  If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 6.

7.

Confidentiality.  The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive’s duties under this Agreement.  Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer software and other documents and data (whether in paper or electronic form) which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).

8.

Intellectual Property.  The Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies, procedures, concepts, ideas or other similar rights (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by the Executive or by the Company or any of its affiliates.  All Intellectual Property that is conceived, devised, made, developed or perfected by the Executive, alone or with others, during the Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company.  If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to such Intellectual Property.  At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

9.

Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Delaware in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

10.

Representations.  The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by the Executive, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

11.

Survival.  This Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.

12.

Arbitration.  Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Broward County, Florida administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.  The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

13.

Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

If to the Company, to:

_________________________
_________________________
_________________________
Attention:  ________________

with a copy to:

_________________________
_________________________
_________________________
Attention:  ________________

If to the Executive, to the last known mailing address for the Executive contained in the records of the Company, with a copy to:

_________________________
_________________________
_________________________
Attention:  ________________

14.

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.

Entire Agreement.  This Agreement, the exhibits hereto and the agreements in the form of the exhibits hereto constitute the entire agreement and understanding between the parties with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

16.

No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

17.

Successors and Assigns.  This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

18.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to principles of conflict of laws.

19.

Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.

Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROTECTIVE PRODUCTS OF AMERICA, INC.

By:	/s/ Brian L. Stafford
Name:	Brian L. Stafford
Title:	Chairman, Board of Directors

EXECUTIVE

By:	/s/ R. Patrick Caldwell
R. Patrick Caldwell